Exhibit 99.1

LightPath Technologies

Fiscal 2007 First Quarter Comments

For Immediate Release

(October 12, 2006) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, reported today that projected results for its first quarter of fiscal 2007 include sales of approximately $4.4 million compared with sales of $2.7 million in the first quarter of fiscal 2006, an increase of 62%. During this quarter, our delinquent backlog, or orders from prior quarters with past due expected ship dates, decreased by approximately $0.5 million.

This quarter, our communications market segment showed some growth, however this growth may not indicate future growth. But we continue to produce volumes of products into these markets. Our defense market continues to grow with each of our products being used in various applications. Our Shanghai manufacturing facility produced more than 30% of our molded optics products for production this quarter, and we continue to invest in equipment and facilities for that site. In the first fiscal quarter of 2007, we invested approximately $324,000 in capital expenditures towards our continued growth.

At September 30, 2006, our disclosure backlog was $4.1 million, an increase of 64% over our disclosure backlog at September 30, 2005 of $2.5 million. As reported in our Annual Report on Form 10-K for June 30, 2006, we had a “disclosure backlog” (as defined therein) at that date of $4.3 million.

Ken Brizel, President and Chief Executive Officer of LightPath, commented, “I am very proud of the work done by the entire team, but we still have a lot more work to do. Our new global manufacturing team executed better than the prior quarters with an increase in production output and significantly reducing the delinquent backlog, enabling more new orders and reducing lead times. We have had market growth in several areas including defense and communications. This quarter we have added engineering design and development in our Shanghai facility and are beginning to take on opportunities in Asia/Pacific for design and development.”

Webcast Details:

LightPath plans to hold an audio webcast at 3:00 p.m. EST on Wednesday, November 15, 2006 to discuss details regarding the company’s performance for the first quarter of fiscal 2007. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products including precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, proprietary collimator assemblies, isolators utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a patent portfolio that has been granted or licensed to us in these fields. LightPath’s common stock trades on the Nasdaq Capital Market under the symbol “LPTH.” Investors are encouraged to go to LightPath’s website for additional financial information.

Contacts: Dorothy Cipolla, CFO

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.